UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2020

DIFFUSION PHARMACEUTICALS INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24477	30-0645032
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1317 Carlton Avenue, Suite 200 Charlottesville, Virginia	22902
(Address of principal executive offices)	(Zip Code)

(434) 220-0718

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	DFFN	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

The information provided in Item 5.02 of this current report on Form 8-K is incorporated by reference into this Item 1.01 to the extent applicable.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Executive Officer

On September 8, 2020, David G. Kalergis announced his retirement and tendered his resignation as Chief Executive Officer of Diffusion Pharmaceuticals Inc. (the “Company”). Mr. Kalergis remains a member of the Company’s board of directors in his current role as chairman.

In connection with Mr. Kalergis’s retirement, his employment relationship with the Company terminated pursuant to a separation letter agreement, dated September 8, 2020 (the “Separation Agreement”). Pursuant to the Separation Agreement, Mr. Kalergis is entitled to separation benefits, including his pro-rated annual bonus for the 2020 calendar year and an amount equal to $410,000 to be paid in installments in accordance with the Company’s normal payroll policies. All outstanding and unvested options to purchase Company common stock held by Mr. Kalergis as of the date of the Separation Agreement vested as of September 8, 2020, and all options to purchase Company common stock that are outstanding and vested (including the options that vested as of September 8, 2020) will remain exercisable in accordance with their respective terms until the expiration date stated in the applicable option documents (generally, the 10th anniversary of the grant date of the applicable option). In addition, the Company will reimburse Mr. Kalergis for continuation coverage premiums for him and his eligible dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), through September 8, 2021. As part of the Separation Agreement, Mr. Kalergis has agreed to release the Company and certain related parties, including the Company’s officers, directors and employees, from all claims and liabilities arising prior to the date of the Separation Agreement under federal and state laws, and has reaffirmed the confidentiality, non-competition, non-solicitation, non-disparagement and certain other customary provisions in his employment agreement. Mr. Kalergis will continue to serve as chairman of the Company’s board of directors and is entitled to receive yearly compensation for his services as a member and chairman of the board of directors. The Company has agreed to provide Mr. Kalergis a to-be-determined additional fee for his service as the non-employee Chairman of the board of directors in light of his expected time commitment and responsibilities in relation to other non-employee members of the board of directors.

Appointment of Chief Executive Officer

In connection with Mr. Kalergis’s retirement, on September 8, 2020, the board of directors of the Company appointed Robert J. Cobuzzi, PhD. as Chief Executive Officer of the Company to succeed Mr. Kalergis. Dr. Cobuzzi will continue to serve as a director of the Company.

Dr. Cobuzzi, age 55, currently serves as Advisor of the Mitochondrial Disease Research Program at the Children’s Hospital of Philadelphia, an internationally recognized hospital and research center devoted to children. From 2005 to 2018, Dr. Cobuzzi served in various roles at Endo International PLC, a specialty branded and generic pharmaceuticals manufacturer with approximately $3 billion in revenue and 5,000 employees as of December 31, 2018, most recently serving as President of Endo Ventures Ltd. Dr. Cobuzzi currently serves as Chairman of the Business Development Board of Sunstone Life Science Ventures, an early-stage, European focused investor in human therapeutics. Dr. Cobuzzi received his Bachelor of Arts in Biochemistry and Art History from Colby College and his Ph.D. in Molecular and Cellular Biochemistry from Loyola University Chicago. He served as a Post-doctoral Fellow in Experimental Therapeutics at Roswell Park Cancer Institute.

On September 8, 2020, the Company entered into an employment agreement (the “Employment Agreement”) with Dr. Cobuzzi in connection with his appointment as Chief Executive Officer. Under the Employment Agreement, Dr. Cobuzzi will receive an initial annual salary of $410,000 and has an initial target bonus opportunity equal to 50% of his base salary. Dr. Cobuzzi’s annual salary is subject to increase at the discretion of the board of directors. The board of directors generally may, in its discretion, pay a portion of Dr. Cobuzzi’s annual salary and annual bonus in the form of equity or equity-based compensation. All of Dr. Cobuzzi’s base salary for 2020 will be paid in cash. Dr. Cobuzzi’s annual bonus for 2020 will be pro-rated. In addition, on September 8, 2020, pursuant to the Employment Agreement, Dr. Cobuzzi was granted an option to purchase 475,000 shares of the Company’s common stock; provided, however, that his continued holding of the grant is contingent upon the annual automatic increase in the share pool under the Diffusion Pharmaceuticals Inc. 2015 Equity Incentive Plan on January 1, 2021 being sufficient to cover all shares of the Company’s common stock underlying the grant. One-twelfth of the option grant will vest on January 1, 2021, and thereafter the grant will vest monthly in substantially equal 1/36th increments on the last day of each month, beginning on January 31, 2021 through the last day of the month containing the third anniversary of the grant date, subject to Dr. Cobuzzi’s continued employment with the Company through the applicable vesting date.

      In the event that Dr. Cobuzzi’s employment is terminated by the Company other than for Cause, death or Disability or upon his resignation for Good Reason (as such capitalized terms are defined in the Employment Agreement), Dr. Cobuzzi will be entitled to any unpaid bonus earned in the year prior to the termination, a pro-rata portion of any bonus earned during the year of termination, continuation of base salary for 12 months, plus 12 months of COBRA premium reimbursement, provided that if such termination occurs within 60 days before or within 24 months following a Change of Control (as defined in the Employment Agreement), then Dr. Cobuzzi will be entitled to receive the same severance benefits as provided above except he will receive (a) a payment equal to two times the sum of his base salary and the higher of his target annual bonus opportunity and the bonus payment he received for the year immediately preceding the year in which the termination occurred instead of 12 months of base salary continuation and (b) 36 times the monthly COBRA premium for Dr. Cobuzzi and his eligible dependents instead of 12 months of COBRA reimbursements (the payments in clauses (a) and (b) would be paid in a lump sum in some cases and partly in a lump sum and partly in installments over 12 months in other cases). In addition, if Dr. Cobuzzi’s employment is terminated by the Company without Cause or by Dr. Cobuzzi for Good Reason, in either case, upon or within 24 months following a Change of Control, then Dr. Cobuzzi will be entitled to full vesting of all equity awards received by Dr. Cobuzzi from the Company (with any equity awards that are subject to the satisfaction of performance goals deemed earned at not less than target performance).

In the event that Dr. Cobuzzi’s employment is terminated due to his death or Disability, Dr. Cobuzzi (or his estate) will be entitled to any unpaid bonus earned in the year prior to the termination, a pro-rata portion of the bonus earned during the year of termination, 12 months of COBRA premium reimbursement and accelerated vesting of (a) all equity awards received in payment of base salary or an annual bonus and (b) with respect to any other equity award, the greater of the portion of the unvested equity award that would have become vested within 12 months after the termination date had no termination occurred and the portion of the unvested equity award that is subject to accelerated vesting (if any) upon such termination under the applicable equity plan or award agreement (with performance goals deemed earned at not less than target performance, and with any equity award that is in the form of a stock option or stock appreciation right to remain outstanding and exercisable for 12 months following the termination date or, if longer, such period as provided under the applicable equity plan or award agreement (but in no event beyond the expiration date of the applicable option or stock appreciation right)).

      All severance payable pursuant to the Employment Agreement is subject to the execution and non-revocation of a release of claims by Dr. Cobuzzi or his estate, as applicable.

      Dr. Cobuzzi is also subject to certain restrictive covenants, including a non-competition, customer non-solicitation and employee and independent contractor non-solicitation and no hire (each applicable during employment and for 24 months thereafter), as well as confidentiality and non-disparagement restrictions (each applicable during employment and at all times thereafter).

There are no arrangements or understandings between Dr. Cobuzzi and any other persons pursuant to which Dr. Cobuzzi was selected as the Chief Executive Officer. Dr. Cobuzzi does not have any direct or indirect material interest in any transaction requiring the disclosure of the information required by Item 404(a) of Regulation S-K. There is no material plan, contract or arrangement to which Dr. Cobuzzi is a party or in which he participates that was entered into, or any grant or award to Dr. Cobuzzi or modification thereto, under any such plan, contract or arrangement in connection with his appointment as Chief Executive Officer other than as described herein. There are also no family relationships between Dr. Cobuzzi and any director or executive officer of the Company.

The foregoing summaries of each of the Separation Agreement and the Employment Agreement do not purport to be complete and are subject to, and qualified in their entirety by, the full text of each of the agreements, which are attached as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

A copy of the press release, dated September 8, 2020, announcing Mr. Kalergis’s retirement and the appointment of Dr. Cobuzzi as Chief Executive Officer of the Company is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits

10.1	Separation Agreement, dated as of September 8, 2020, by and between Diffusion Pharmaceuticals Inc. and David G. Kalergis

10.2	Employment Agreement, dated as of September 8, 2020, by and between Diffusion Pharmaceuticals Inc. and Robert J. Cobuzzi, Ph.D.

99.1	Press Release, dated September 8, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 9, 2020	DIFFUSION PHARMACEUTICALS INC.

	By:	/s/ William Hornung
	Name:	William Hornung
	Title:	Chief Financial Officer